Free Writing Prospectus filed pursuant to Rule 433
Relating to the Preliminary Prospectus Supplement dated August 3, 2020 to the Prospectus dated November 8, 2019

Registration Statement No. 333-234586

Fixed - income investor update 3 August 2020

In order, among other things, to utilise the 'safe harbour' provisions of the US Private Securities Litigation Reform Act of 1995 , AstraZeneca (hereafter ’the Group’) provides the following cautionary statement : this document contains certain forward - looking statements with respect to the operations, performance and financial condition of the Group, including, among other things, statements about expected revenues, margins, earnings per share or other financial or other measures . Although the Group believes its expectations are based on reasonable assumptions, any forward - looking statements, by their very nature, involve risks and uncertainties and may be influenced by factors that could cause actual outcomes and results to be materially different from those predicted . The forward - looking statements reflect knowledge and information available at the date of preparation of this document and the Group undertakes no obligation to update these forward - looking statements . The Group identifies the forward - looking statements by using the words 'anticipates', 'believes', 'expects', 'intends' and similar expressions in such statements . Important factors that could cause actual results to differ materially from those contained in forward - looking statements, certain of which are beyond the Group’s control, include, among other things : the risk of failure or delay in delivery of pipeline or launch of new medicines ; the risk of failure to meet regulatory or ethical requirements for medicine development or approval ; the risk of failure to obtain, defend and enforce effective intellectual property (IP) protection and IP challenges by third parties ; the impact of competitive pressures including expiry or loss of IP rights, and generic competition ; the impact of price controls and reductions ; the impact of economic, regulatory and political pressures ; the impact of uncertainty and volatility in relation to the UK’s exit from the EU ; the risk of failures or delays in the quality or execution of the Group’s commercial strategies ; the risk of failure to maintain supply of compliant, quality medicines ; the risk of illegal trade in the Group’s medicines ; the impact of reliance on third - party goods and services ; the risk of failure in information technology, data protection or cybercrime ; the risk of failure of critical processes ; any expected gains from productivity initiatives are uncertain ; the risk of failure to attract, develop, engage and retain a diverse, talented and capable workforce ; the risk of failure to adhere to applicable laws, rules and regulations ; the risk of the safety and efficacy of marketed medicines being questioned ; the risk of adverse outcome of litigation and/or governmental investigations ; the risk of failure to adhere to increasingly stringent anti - bribery and anti - corruption legislation ; the risk of failure to achieve strategic plans or meet targets or expectations ; the risk of failure in financial control or the occurrence of fraud ; the risk of unexpected deterioration in the Group’s financial position ; and the impact that the COVID - 19 global pandemic may have or continue to have on these risks, on the Group’s ability to continue to mitigate these risks, and on the Group’s operations, financial results or financial condition . Nothing in this document, or any related presentation/webcast, should be construed as a profit forecast . 2 Forward - looking statements disclaimer

Non - GAAP measures This presentation contains financial measures that are not calculated in accordance with generally accepted accounting principles (“GAAP”) . These non - GAAP financial measures include net debt as well as our core financial measures and constant exchange rate (CER) growth rates . Non - GAAP measures included in this presentation should be considered in addition to, but not as substitutes for, the information we prepare in accordance with GAAP and as a result should be reviewed in conjunction with our financial statements . We provide reconciliations on slides 32 and 33 in the Appendix to this presentation between our non - GAAP financial measures and the respective most directly comparable financial measure calculated and presented in accordance with GAAP . However, the Company presents Core EPS guidance only at CER . It is unable to provide guidance on a Reported/GAAP basis because the Company cannot reliably forecast material elements of the Reported/GAAP result, including the fair value adjustments arising on acquisition - related liabilities, intangible asset impairment charges and legal settlement provisions . 3 Disclaimer This presentation is neither an offer to sell nor a solicitation of an offer to buy any securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which an offer, solicitation, or sale is unlawful . We have filed a registration statement (including a prospectus and a prospectus supplement) with the Securities and Exchange Commission for the offering to which this presentation relates . Before you invest, you should read the prospectus and the prospectus supplement in respect of the notes in that registration statement and other documents we have filed with the SEC for more complete information about the company and this offering . You may get these documents for free by visiting EDGAR on the SEC Web site at www . sec . gov . Alternatively, the company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement in respect of the notes if you request it by calling BofA Securities, Inc . at toll - free 1 - 800 - 294 - 1322 , HSBC Securities (USA) Inc . at toll - free 1 - 866 - 811 - 8049 , or Mizuho Securities USA LLC at toll - free 1 - 866 - 271 - 7403 .

AstraZeneca PLC 4 SEC - registered Senior, Unsecured $ Benchmark Long 5 year (April 2026), 10 year, 30 year A3 (stable) / BBB+ (stable) • Issuer: • Type of offering: • Ranking: • Size: • Tenor: • Expected ratings: • Use of Proceeds: General Corporate Purposes (which may include the refinancing of existing indebtedness) • Li s ting: We intend to apply to list the notes on the New York Stock Exchange Transaction highlights

Another period of improving the top line, operating leverage and cash Continuing the focus on the pipeline and growth through innovation Financial priorities and guidance remain unchanged Balanced and diversified company – by geography, therapy area, specialty/primary 5 Key messages

Business update

Key highlights Total revenue up by 14%; modest benefit from COVID - 19 1 stocking Strong revenue performance : new medicines (+45%) 2 ; Oncology (+31%), New CVRM 3 (+11%), Respiratory & Immunology (+7%) and Emerging markets (+15%) Core operating profit up by 23% despite lower OOI 4 ( - 13%) Core EPS 5 $2.01 (+26%), including stable 21% tax rate Pipeline saw continued progress, in particular regulatory approvals, supporting future growth Leading response to the COVID - 19 pandemic: advancing a prominent vaccine candidate while repositioning other medicines; additional focus on patient access, supply of existing medicines, employee safety, and work continuity Guidance unchanged : Total revenue expected to increase by a high single - digit to a low double - digit percentage and core EPS expected to increase by a mid - to high - teens percentage H1 2020: performance underpins leading response to COVID19 Absolute values at actual exchange rates; changes at constant exchange rates (CER) and for H1 2020, unless otherwise stated. Gui dance at CER. 1. The infectious disease caused by the most recently discovered coronavirus SARS - CoV - 2 2. Total revenue for Tagrisso , Imfinzi , Lynparza , Enhertu , Calquence , Koselugo , Farxiga , Brilinta , Lokelma , roxadustat, Fasenra , Bevespi and Breztri 3. New Cardiovascular, Renal and Metabolism comprising Brilinta , Renal and Diabetes 4. Other operating income 5. Earnings per share. 7

Increasing contribution from newest launch medicines bodes well H1 2020: total revenue +14%; new medicines leading Strong revenue New medicines growth continued drove growth $m H1 2020: +$2.0bn incremental revenue of the new medicines compared to H1 2019 1 Oncology New CVRM Respiratory & Immunology Absolute values at CER. 1. Total revenue for Tagrisso , Lynparza , Imfinzi , Calquence , Enhertu , Koselugo , Farxiga , Brilinta , 14% 11% 18% 22% 5% 17% 11% Total revenue growth, per cent 3 0 0 2 0 0 1 0 0 0 4 0 0 5 0 0 6 0 0 7 0 0 Changes at CER. Lokelma , roxadustat, Fasenra , Breztri and Bevespi . 8

Q2 2020 $m change % ratio % H1 2020 $m change % ratio % Product sales 6,048 9 100 12,359 13 100 Oncology 2,609 24 43 5,111 28 41 New CVRM 1,153 12 19 2,251 10 18 Respiratory & Immunology 1,117 (8) 19 2,668 7 22 Other medicines 1,169 (2) 19 2,329 (4) 19 Emerging markets 2,048 12 34 4,319 14 35 - EM 1 ex China 814 15 14 1,671 15 14 - China 1,234 11 20 2,647 14 21 H1 2020: continued strong, diversified performance 2020 guidance and a future of sustainable growth underpinned Product sales at actual exchange rates; changes at CER. 1. Emerging markets. 9

Tagrisso and *Imfinzi*

Europe and EMs continued strong growth

Tagrisso: 45% growth
Approvals 86 (1L) and 89 (2L)[1]



$m
1,000
800
600
400
200
0
Q1 2018
Q2 2018
Q3 2018
Q4 2018
Q1 2019
Q2 2019
Q3 2019
Q4 2019
Q1 2020
Q2 2020

- **US +30%** (36% of total)
  Low single-digit sequential underlying growth; ~70% penetration (1L)
- **Europe +58%**
  Strong growth as more reimbursements obtained
- **Established RoW +18%**
  Japan: +16%; 15% Q4 2019 price cut
- **Emerging markets +89%**
  Benefit of China NRDL[2]

US Europe Established Rest of World (RoW) Emerging markets
Total revenue at actual exchange rates; changes at CER and for H1 2020, unless otherwise stated.

1. Reimbursement in 28 (1L), and 64 (2L) countries, respectively.
2. National Reimbursement Drug List.
Source: AstraZeneca proprietary market research.

Imfinzi: 52% growth
Approvals 62[3] (NSCLC[4]), 8[3] (ES-SCLC), 17[3] (UC[5])



$m
500
400
300
200
100
0
Q1 2018
Q2 2018
Q3 2018
Q4 2018
Q1 2019
Q2 2019
Q3 2019
Q4 2019
Q1 2020
Q2 2020

- **US +21%** (60% of total)
  Mature demand in NSCLC
  SCLC launched in March 2020
- **Global use expanding; ex-US now $380m**
  Europe: new reimbursement across the region drove uptake

  Japan: maturing in NSCLC

  China: launched in Q1 2020; NRDL anticipated from 2021

US Europe Established RoW Emerging markets
Total revenue at actual exchange rates; changes at CER and for H1 2020, unless otherwise stated.

3. Reimbursement in 27, 1, and 1 countries, respectively.
4. Unresectable, Stage III NSCLC 5. Urothelial carcinoma (bladder cancer), 2nd-line use.

10

Lynparza Continued strong growth, global expansion Lynparza 60% growth Approvals 75 (ovarian), 67 (breast), 38 (pancreatic) and 1 (prostate cancer) • US +55% (50% of total) 1st - line OC 1 drove growth • Europe +56% SOLO - 1 trial OC use drove growth • Emerging markets +117% China: OC launch supported by NRDL • Established RoW +34% Japan: +31%; ~14% Q2 2020 price cut Further OC, breast cancer uptake Lynparza collaboration revenue $m US Europe Established RoW Emerging markets Product sales at actual exchange rates; changes at CER and for H1 2020, unless Upfront payment Option payments Regulatory milestones Sales milestones Collaboration revenue at actual exchange rates. Collaboration with Merck & Co., Inc., Kenilworth, NJ, US, known as MSD out - $m 0 1 0 0 2 0 0 3 0 0 4 0 0 5 0 0 0 2 0 0 4 0 0 6 0 0 8 0 0 1, 0 00 otherwise stated. 11 1. Ovarian cancer. side the US and Canada. $2.7bn revenue recorded; $5.1bn future potential.

Calquence inflection continued; Enhertu launch progressed Calquence and Enhertu • US $36m $77m in - market sales by Daiichi Sankyo; ~1/3 share of patients in 3L setting • Japan Launched; small royalty to AstraZeneca • Global $195m; US $193m • US CLL Now ~1/3 of new patient starts and ~70% of demand from new prescribers • Global CLL Worldwide launch in H2 2020; EU positive opinion Calquen c e E nher tu Approvals: 13 (CLL 1 ) and 17 countries (MCL 2 ) Approvals: US, Japan (mBC 3 HER2+ 3L) Total revenue at actual exchange rates. 1. Chronic lymphocytic leukaemia 2. Mantle cell lymphoma. Source: AstraZeneca proprietary 0 20 40 60 80 100 120 0 10 20 30 $m market research. 12 Collaboration revenue at actual exchange rates. 3. Metastatic breast cancer. $m

Diabetes growth improved during Q2 (+8%) BioPharmaceuticals: New CVRM • Brilinta +17% : growth in all regions; majority of sales from acute setting • Farxiga +21% US: - 12%; unfavourable price offset strong CVOT, HF volume growth Ex - US (72% of total) Europe: +29%; strong volume growth; #1 SGLT2 in the first market (DE) Emerging markets : + 59% ; benefit from recent China NRDL Brilinta : growth continued globally $m Diabetes: 5% growth driven by Farxiga SGLT2 1 class volume continues ahead of other T2D medicines Farxiga Onglyza Bydureon Byetta Other Total revenue at actual exchange rates; changes at CER and for H1 2020, unless US Europe Established RoW Emerging markets Total revenue at actual exchange rates; changes at CER and for H1 2020, $m 0 1 0 0 2 0 0 3 0 0 4 0 0 5 0 0 0 1 0 0 2 0 0 3 0 0 4 0 0 5 0 0 6 0 0 7 0 0 8 0 0 otherwise stated. 13 1. Sodium - glucose co - transporter 2 (inhibitor). unless otherwise stated.

Pulmicort hit by COVID - 19; other Respiratory in solid growth BioPharmaceuticals: Respiratory & Immunology • Europe +8% Symbicort (+4%); regional performance driven by Fasenra (+102%) • Emerging markets - 17% Pulmicort ($371m, - 34%) hit by lower paediatric nebulisation use (~1/2 of market) in China due to COVID - 19 Maintenance use with Symbicort ($290m, +16%) continued forward • US +30% Symbicort (+46%); sustained volume performance following AG 1 launch. Fasenra (+31%) • Established RoW +31% Japan : + 24% ; easy comparison from Symbicort distribution change in H 2 2019 . Fasenra (+ 20% ) Respiratory: Encouraging growth everywhere 7% growth except Pulmicort COVID - 19 hit in China Pulmicort Symbicort Other Fasenra Total revenue at actual exchange rates; changes at CER and for H1 2020, unless $m 0 2 0 0 4 0 0 6 0 0 8 0 0 1, 0 00 1, 2 00 1, 4 00 1, 6 00 otherwise stated. 14 1. Authorised generic.

Growth further diversified Emerging markets Total revenue EMs +15%, ex - China EMs +15%, China +14% Diversified growth: AP 1 +7%, MEA 2 +12%, LA 3 +15%, Russia +67% • New medicines +79% 4 32% of total revenue; $0.7bn incrementally • Therapy areas Oncology +46%: Tagrisso ($595m) New CVRM +46%: Forxiga (+59%); Brilinta (+40%) roxadustat progressing well; sales responsibility in 2021 Respiratory & Immunology - 17%: Pulmicort hit by COVID - 19 ($371m, - 34%), but Symbicort strong ($290m, +16%) • 2020 China NRDL additions Lynparza , Forxiga and roxadustat added from January 2020 Revenue continued to grow ahead of the long - term ambition of mid to high single - digit growth 17% 19% 22% 15% 10% 15% 25% 35% Ch ina 14% 12% Ch ina 0% 4% 7% 10% 3% 2% - 5% 12% EMs ex China 15% 15% EMs ex China Changes at CER and for H1 2020, unless otherwise stated. 1. Asia Pacific 2. Middle East, Africa and other 3. Latin America. 15 Total revenue at actual exchange rates; changes at CER and for H1 2020, unless otherwise stated. 4. Total revenue at CER.

2020 guidance unchanged Total revenue Increase by a high single - digit to a low double - digit percentage Core EPS Increase by a mid - to high - teens percentage Guidance is at CER. AstraZeneca recognises the heightened risks and uncertainties from the impact of COVID - 19 referred to in the results announcement on Form 6 - K filed with the SEC on 30 July 2020. Please refer to the Forward - looking Statements disclaimers on page 2 of this presentation. 16

Late-stage pipeline continued strongly

Major news items since Q1 2020 results update

	Medicine	Indication (geography)
Regulatory approvals	*Lynparza*	ovarian cancer (1L[1], HRD+[2]) (PAOLA-1) (US)
		pancreatic cancer (1L, BRCAm[3]) (EU)
		prostate cancer (2L[4], HRRm[5]) (US)
	Farxiga	HF[6] CVOT[7] (US)
	Brilinta	CAD[8]/T2D[9] CVOT (US)
	Bevespi	COPD[10] (CN)
	Breztri	COPD (US)
Regulatory submission acceptances and/or submissions	*Enhertu*	breast cancer (3L[11], HER2+[12]) (EU)
		gastric cancer (3L, HER2+) (JP)
	Brilinta/Brilique	stroke (THALES) (US, EU)
Major Phase III data readouts or other significant developments	*Imfinzi*	ES-SCLC[13]: positive opinion (EU)
	Enhertu	breast cancer (3L, HER2+): accelerated assessment (EU)
		gastric cancer (HER2+): Orphan Drug Designation, Breakthrough Therapy Designation (US)
		NSCLC[14] (2L, HER2m[15]): Breakthrough Therapy Designation (US)
	Calquence	CLL[16]: positive opinion (EU)
	selumetinib	NF1[17]: orphan drug designation (JP)
	Farxiga	CKD[18]: primary, all secondary endpoints met
	Brilinta	stroke (THALES): Priority Review (US)



1. 1st line 2. Homologous recombination deficiency positive 3. Breast cancer susceptibility gene 1/2 mutation 4. 2nd line 5. Homologous recombination repair mutation 6. Heart failure 7. Cardiovascular outcomes trial 8. Coronary artery disease 9. Type-2 diabetes 10. Chronic obstructive pulmonary disease 11. 3rd line 12. Human epidermal growth factor receptor 2 positive 13. Extensive-stage small cell lung cancer 14. Non-small cell lung cancer 15. Human epidermal growth factor receptor 2 mutation 16. Chronic lymphocytic leukaemia 17. Neurofibromatosis type 1 18. Chronic kidney disease.

17

Late-stage pipeline events in the 2020-2021 timeframe

Busy news flow continues; underpinning consistent revenue growth

	H2 2020	H1 2021	H2 2021
Regulatory decision	*Imfinzi* - ES-SCLC (EU, JP) *Lynparza* - OC (1L) (PAOLA-1) (EU, JP); breast (BRCAm) (CN); prostate cancer (2L) (EU) *Enhertu* - breast cancer (3L, HER2+) (EU) *Enhertu* - gastric cancer (3L, HER2+) (JP) *Calquence* - CLL (EU) *Forxiga* - T2D CVOT (CN); HF CVOT (EU, JP) *Brilinta* - stroke (THALES) (US) roxadustat - anaemia in CKD (US) *Symbicort* - mild asthma (CN) PT010 - COPD (EU)	*Lynparza* - pancreatic (1L, BRCAm) (JP) *Lynparza* - prostate cancer (2L) (JP) *Calquence* - CLL (JP) *Koselugo* - NF1 (EU) *Forxiga* - HF CVOT (CN) *Brilique* - stroke (THALES) (EU) *Brilique/Brilinta* - CAD/T2D CVOT (EU, JP, CN)	-
Regulatory submission and/or acceptance	*Tagrisso* - adjuvant NSCLC (EGFRm) *Imfinzi* +/- treme - liver cancer (1L) *Lynparza* - OC (3L, BRCAm) *Farxiga* - CKD *Brilinta* - stroke (THALES) (CN) *Symbicort* - mild asthma (EU) anifrolumab - lupus (SLE[1]) AZD1222 - SARS-CoV-2	*Imfinzi* - unresectable, Stage III NSCLC (PACIFIC-2) *Imfinzi* +/- treme - head & neck cancer (1L) *Fasenra* - nasal polyposis tezepelumab - severe asthma	*Imfinzi* - NSCLC (1L) (PEARL); liver (locoregional) *Imfinzi* +/- treme - NSCLC (1L) (POSEIDON) *Lynparza* - adjuvant breast cancer; prostate cancer (1L, castration-resistant) *Enhertu* - breast (2L, HER2+) *Calquence* - CLL (2L) (ELEVATE R/R) *Farxiga* - HF (HFpEF) PT027 - asthma
Key Phase III data readouts	*Imfinzi* - unresectable, Stage III NSCLC (PACIFIC-2) *Imfinzi* +/- treme - liver cancer (1L) *Fasenra* - nasal polyposis tezepelumab - severe asthma AZD1222 - SARS-CoV-2	*Imfinzi* - NSCLC (1L) (PEARL) *Imfinzi* +/- treme - head & neck cancer (1L) *Lynparza* - adjuvant breast cancer	*Imfinzi* - adjuvant bladder; liver (locoregional); biliary tract cancer *Imfinzi* +/- treme - NSCLC (1L) (POSEIDON) (OS) *Lynparza* - prostate cancer (1L, castration-resistant) *Enhertu* - breast (3L, HER2+) (Phase III); breast (2L, HER2+); breast cancer (HER2 low) *Calquence* - CLL (2L) (ELEVATE R/R) *Farxiga* - HF (HFpEF) PT027 - asthma

1. Systemic lupus erythematosus.
Status as of 30 July 2020.

18

Financial update

Reported profit and loss Absolute values at actual exchange rates; changes at CER. Gross margin reflects gross profit derived from product sales, divided by product sales. 1. Includes distribution expenses 2. Percentage points. 20 H1 2020 $m change % % total r e v en u e Q2 2020 $m change % % total r e v en u e Total revenue 12,629 14 100 6,275 11 100 - product sales 12,359 13 98 6,048 9 96 - collaboration revenue 270 107 2 227 116 4 Gross margin 80.5% (0.3) pp 2 83.7% 1.0 pp Operating expenses 1 8,322 3 66 4,128 (3) 66 - R&D expenses 2,777 7 22 1,389 4 22 - SG&A expenses 5,354 - 42 2,635 (8) 42 Other operating income 601 (13) 5 121 19 2 Operating profit 2,504 58 20 1,284 154 20 Tax rate 21.5% 23.2% EPS $1.17 106 $0.58 444

Core profit and loss Absolute values at actual exchange rates; changes at CER. Gross margin reflects gross profit derived from product sales, divided by product sales. 21 H1 2020 $m change % % total r e v en u e Q2 2020 $m change % % total r e v en u e Total revenue 12,629 14 100 6,275 11 100 - product sales 12,359 13 98 6,048 9 96 - collaboration revenue 270 107 2 227 116 4 Gross margin 81.1% (0.6) pp 84.3% 0.8 pp Operating expenses 7,256 7 57 3,656 6 58 - R&D expenses 2,712 9 21 1,376 9 22 - SG&A expenses 4,353 5 34 2,176 3 35 Other operating income 604 (13) 5 125 21 2 Operating profit 3,646 23 29 1,792 31 29 Tax rate 20.6% 21.4% EPS $2.01 26 $0.96 31

$0.7bn improvement in operating cash flow Cash flow • Net cash from operating activities $1,179m versus $491m (H1 2019) + improved underlying business performance - working capital, incl. higher inventory • Cash before financing activities $1,336m versus - $298m + lower purchase of intangible assets + disposal of non - current asset investments - lower disposal of intangible assets Key cash - flow metrics improved in H1 2020 Net debt increased as a result of the March payment of two - thirds of the annual dividend Net debt: $13,650m EBITDA 1 : $7,748m Absolute values at actual exchange rates. Memo: AstraZeneca credit ratings - Moody’s: short - term rating P - 2, long - term rating A3, outlook stable. Standard & Poor’s: short - term $bn 11.9 4 .1 0.8 1.6 0 .4 0 .5 2.4 0 .2 13.7 rating A - 2, long - term rating BBB+, outlook stable. 22 1. Earnings before interest, tax, depreciation and amortisation; last four quarters.

H1 2020 results support the strategic journey Financial priorities Revenue growth +14% growth in total revenue in H1 2020 Operating leverage • 57% ratio of core operating expenses to total revenue (vs. 61% in H1 2019) • 23% growth in core operating profit • 29% core operating profit margin despite 13% lower other operating income Cash - flow growth • H1 2020: large improvement in cash flow from operating activities • 2020: anticipate improvement in cash flow from operating activities Deleveraging / dividend growth • As cash flow improves, deleveraging and progressive dividend policy • Unchanged priorities for capital allocation Changes at CER. 23

Net debt position the Acerta Pharma put - option liability of $2,219m (31 December 2019: $2,146m) shown in non - current other payables. Further details are available in our H1 results announcement published on 30 July 2020. 24 1. Net debt is a non - GAAP measure. The equivalent GAAP measure to net debt is ‘liabilities arising from financing activities’ which excludes the amounts for cash and overdrafts, other investments and non - financing derivatives shown above and includes 30 - Jun - 20 31 - De c - 19 $m $m Gross borrowings (19,74 7) (18,22 7) Cash & cash equivalents 5,673 5,369 Other investments 442 911 Net derivative financial instruments (18) 43 Closing net debt 1 (13,650) (11,904)

25 Liquidity, debt and rating summary • Strong liquidity at 30 June 2020 • Group cash and investments of $6.1bn • Undrawn $4.1bn committed bank facilities ($3.4bn of which mature in 2022) • Access to diverse sources of funding through US and European debt programme, Euro and USCP programme • The Board continues to target a strong, investment - grade credit rating • The Company is currently rated as: • Moody’s: A3 Stable outlook / P2 • Standard & Poor’s: BBB+ Stable outlook / A2 1 Notional bond values. FX converted at 30 June 2020 spot rates (USD/EUR 0.89; USD/GBP 0.81) Programme Last Updated Valid to Limit Rating (Moody's / S&P) Utilisation as at 30/06/2020 1 SEC Shelf Registration Statement Nov - 19 Nov - 22 Unlimited A3 / BBB+ USD 13.4bn Euro Medium Term Note Programme Jun - 19 Jun - 20 USD 10bn A3 / BBB+ USD 3.7bn US Commercial Paper N/A N/A USD 15bn A - 2 / P - 2 USD 1.3bn Euro Commercial Paper May - 20 N/A EUR 10bn Issuer rating None

Smooth bond maturity profile with 9 ½ years average life 1. Notional bond values. FX converted at 30 June 2020 spot rates (USD/EUR 0.89; USD/GBP 0.81). Current portion of leases of $174m are included in 2020, whilst non - current Leases of $465m have been excluded from the chart. Debt Maturity Profile at 30 June 2020 1 4,0 0 0 3,5 0 0 3,0 0 0 2,5 0 0 2,0 0 0 1,5 0 0 1,0 0 0 5 0 0 0 2 0 20 2 0 21 2 0 22 2 0 23 2 0 29 2 0 31 2 0 37 2 0 42 2 0 45 2 0 48 $m 2 0 24 USD EUR 2025 GBP 2027 2028 Commercial Paper Overdraft, leases, bank collateral 26

Summa r y

AstraZeneca in summary

Pipeline-driven transformation

Global presence

Balanced specialty and primary-care franchises[1]

Leading emerging markets presence with R&D base

Strong pipeline

17 Phase III medicines and significant lifecycle projects

Advancing early and mid-stage pipeline

Improving financials

Nine blockbuster medicines

Returned to sustainable revenue and earnings growth

Focus on operating leverage and cash flow

Innovative medicines in Oncology - CVRM[2] - Respiratory & Immunology
Experienced and proven team

1. In H1 2020, speciality-care medicines comprised 53% of total revenue 2. Cardiovascular, Renal and Metabolism.

28

Fixed - income investor update - H1 2020 3 August 2020

Appendix

Geographic growth Strong performance in all major regions US 33% of Product Sales Europe 19% of Product Sales Japan 10% of Product Sales Emerging Markets (ex - China) 13% of Product Sales China 21% of Product Sales FY 2020 Regional Product Sales as reported. Growth rates for H1 2020 vs H1 2019 at CER. 31 13% 14% 15% 20% 2% Other RoW 4% of Product Sales 26%

Reported Restructuring Intangible Asset Amortisation & Impairments Dia b e t es Alliance Othe r 1 Core 2 $m $m $m $m $m $m Gross Profit 10,225 35 33 - 5 10,298 Distribution Expense (191) - - - - (191) R&D Expense (2,777) 16 49 - - (2,712) SG&A Expense (5,354) 45 809 152 (5) (4,353) Other Operating Income & Expense 601 2 1 - - 604 Operating Profit 2,504 98 892 152 - 3,646 Net Finance Expense (588) - - 115 104 (369) Taxation (408) (20) (183) (60) (1) (672) Earnings Per Share $1.17 $0.06 $0.54 $0.16 $0.08 $2.01 1 Other adjustments include fair - vale adjustments relating to contingent consideration on business combinations, discount unwind on acquisition - related liabilities and provision movements related to certain legal matters. 2 Each of the measures in the Core column in the above table are non - GAAP financial measures. 32 H1 2020 Reconciliation of Reported to Core Financial Measures

Reported Restructuring Intangible Asset Amortisation & Impairments Dia b e t es Alliance Othe r 1 Core 2 $m $m $m $m $m $m Gross Profit 5,291 16 16 - - 5,323 Distribution Expense (104) - - - - (104) R&D Expense (1,389) 5 7 - 1 (1,376) SG&A Expense (2,635) 20 360 85 (6) (2,176) Other Operating Income & Expense 121 4 - - - 125 Operating Profit 1,284 45 383 85 (5) 1,792 Net Finance Expense (307) - - 58 49 (200) Taxation (223) (9) (76) (29) (1) (338) Earnings Per Share $0.58 $0.03 $0.23 $0.09 $0.03 $0.96 1 Other adjustments include fair - vale adjustments relating to contingent consideration on business combinations, discount unwind on acquisition - related liabilities and provision movements related to certain legal matters. 2 Each of the measures in the Core column in the above table are non - GAAP financial measures. 33 Q2 2020 Reconciliation of Reported to Core Financial Measures

Prudent treasury risk - management policies 34 The Company operates with a centralised Treasury structure so that key Treasury risks are managed at a Group level. Liquidity Policy • Substantial level of available cash and unutilised credit facilities • Group funding centrally managed Investment policy • Security and liquidity • Financial counterparty limits Foreign Exchange Policy • Foreign Exchange exposures managed centrally • Transactional currency exposures substantially hedged Interest Rate Policy • Level of floating rate debt broadly matched to cash • Significant portion of financial liabilities at fixed interest rates Credit Risk • Cash managed centrally • Derivatives positions fully collateralised

Use of AstraZeneca conference call, webcast and presentation slides 35 This presentation is neither an offer to sell nor a solicitation of an offer to buy any securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which an offer, solicitation, or sale is unlawful . The presentation slides (“AstraZeneca Materials”) are for your personal, non - commercial use only . You may not copy, reproduce, republish, post, broadcast, transmit, make available to the public, sell or otherwise reuse or commercialise the AstraZeneca Materials in any way . You may not edit, alter, adapt or add to the AstraZeneca Materials in any way, nor combine the AstraZeneca Materials with any other material . You may not download or use the AstraZeneca Materials for the purpose of promoting, advertising, endorsing or implying any connection between you (or any third party) and us, our agents or employees, or any contributors to the AstraZeneca Materials . You may not use the AstraZeneca Materials in any way that could bring our name or that of any Affiliate into disrepute or otherwise cause any loss or damage to us or any Affiliate . AstraZeneca PLC, 1 Francis Crick Avenue, Cambridge Biomedical Campus, Cambridge, CB 2 0 AA . Telephone + 44 20 3749 5000 , www . astrazeneca . com